UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 18, 2014

EVENTURE INTERACTIVE, INC.

(Exact name of registrant as specified in its charter)

Nevada	333-172685	27-4387595
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3420 Bristol Street, 6th Floor

Costa Mesa, CA 92626

855.986.5669

(Address and telephone number of principal executive offices)

(Former name, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02	Unregistered Sale of Equity Securities

On June 18, 2014 we sold an aggregate of 600,000 units to three persons (the “Purchasers”) at a price of $1.00 per unit or an aggregate of $600,000. Each unit consists of one share of our common stock, par value $0.001 per share, and three common stock purchase warrants. Accordingly, in connection with the sale of 600,000 units, we issued an aggregate of 1,800,000 warrants. Each warrant is exercisable for the purchase of one share of our common stock for a period of eight years from issuance at an exercise price of $1.00 per share. Subject to customary exceptions, the warrants contain weighted average anti-dilution protection which provides for a downward adjustment in the warrant exercise price if, during the term of the warrants, we issue common stock or securities exchangeable or convertible into shares of our common stock at a price below the then exercise price of the warrants. Piggyback registration rights apply to the shares comprising part of the units and the shares issuable upon exercise of the warrants comprising part of the units. The Purchasers were also given participation and pre-emptive rights for a period of eight years from the date of the sale of the units. The participation rights give the Purchasers the right to participate on a pro rata basis, to the same extent as other stockholders, in any sale of common stock consisting of more than 20% of our then issued and outstanding common stock. Subject to customary exceptions, the pre-emptive rights give the Purchasers the rights to purchase a pro rata portion of securities we determine to sell in the future on the same terms and conditions that we offer such securities to third parties.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EVENTURE INTERACTIVE, INC.

Date: June 23, 2014	By:	/s/ Gannon Giguiere
Name: Gannon Giguiere
Title: CEO and Secretary